Exhibit 99.1

PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009 Contact: Robin Easton (425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Second Quarter Revenues and Earnings

Strong International and Aftermarket Parts Business

Capital Investments Generate Efficiency Gains

July 22, 2008, Bellevue, Washington – “PACCAR reported very good revenues and net income for the second quarter of 2008,” said Mark C. Pigott, chairman and chief executive officer.  “PACCAR benefited from balanced global diversification, with over 65 percent of revenues originating outside the U.S. and continued solid performance from the company’s aftermarket parts and financial services businesses.  Robust demand for PACCAR products in Europe and international markets continues to generate excellent earnings and provide opportunities for growth, tempered by the continued softness in the U.S. and Canadian truck markets.”

“PACCAR’s strong balance sheet and outstanding cash flow have allowed the company to increase its capital investments in high-quality new products and services, enhance facility efficiency and increase aftermarket distribution capacity during all phases of the business cycle,” noted Pigott.  Capital expenditures and research and development expenses increased to a total of $205 million during the second quarter.

PACCAR earned $313.5 million ($0.86 per diluted share) for the second quarter of 2008, an increase of 5 percent compared to $298.3 million ($0.79 per diluted share) earned in the second quarter last year.  Second quarter net sales and financial services revenues increased to $4.11 billion from $3.72 billion in 2007.  Net sales and financial services revenues for the first six months of 2008 were $8.05 billion compared to $7.70 billion last year.  For the first six months of 2008, PACCAR reported net income of $605.8 million ($1.65 per diluted share), compared to $663.9 million ($1.77 per diluted share) in 2007.

Stock Repurchase Update

PACCAR is nearing completion of its previously announced $300 million share repurchase program.  During the second quarter of 2008, PACCAR repurchased 1.89 million of its common shares for $89.8 million.  PACCAR has repurchased a total of 5.62 million shares for $262.5 million under this $300 million repurchase authorization.  Earlier this month, the PACCAR Board of Directors approved the repurchase of an additional $300 million of its outstanding common stock.  “PACCAR’s strong net profits and excellent cash flow make the company’s shares an attractive long-term investment,” said Mike Tembreull, PACCAR vice chairman.  “The stock repurchase program reflects the Board’s confidence in PACCAR’s successful global business growth.”  PACCAR has earned a net profit for 69 consecutive years and has paid a dividend every year since 1941.  The company’s stock, including reinvested dividends, has outperformed the S&P 500 Index for the previous three-, five- and ten-year time periods.

Financial Highlights – Second Quarter 2008

Highlights of PACCAR’s financial results during the second quarter of 2008 include:

•                  Consolidated sales and revenues of $4.11 billion.

•                  Net income of $313.5 million.

•                  After-tax return on revenues of 7.6 percent.

•                  Financial Services income of $58.7 million on assets of $11.1 billion.

•                  Shareholders’ equity of $5.42 billion.

Financial Highlights – First Half 2008

Financial highlights for the first six months of 2008 include:

•                  Consolidated sales and revenues of $8.05 billion.

•                  Net income of $605.8 million.

•                  Annualized after-tax return on equity of 24.2 percent.

•                  Capital expenditures of $201.0 million.

•                  Research and development expenses of $173.6 million.

•                  Truck and other SG&A expense ratio of 3.4 percent of sales.

Capital Investment Program Update

In May, the steel structure for PACCAR’s $400 million engine manufacturing and assembly facility in Columbus, Mississippi was completed. “Construction of the world-class, high-technology engine facility is on schedule and is due to be completed in late 2009,” said Jim Cardillo, PACCAR executive vice president.  The facility will complement the company’s engine factory in the Netherlands and expand the manufacture of PACCAR 12.9L and 9.2L engines for use in Kenworth, Peterbilt and DAF vehicles.

In June, PACCAR Parts began operations at its new 260,000-square-foot parts distribution center (PDC) in Budapest, Hungary.  The PDC supports DAF’s dealers and customers in Central and Eastern Europe.  PACCAR Parts also completed a 45,000-square-foot expansion of the San Luis Potosi, Mexico, PDC. This investment will provide increased service to Kenworth dealers in Mexico where Kenworth’s high-quality trucks have earned a 40 percent share of the Class 8 market.  “PACCAR Parts operates 13 strategically located PDCs throughout the world providing daily delivery of aftermarket parts to PACCAR’s growing base of dealers and customers,” said Rick Gorman, PACCAR Parts general manager and PACCAR vice president.  “PACCAR Parts has more than tripled its sales since 1996, reaching $2.3 billion in 2007.”

For over a decade, PACCAR has achieved a rigorous annual goal of improving operating efficiency in its manufacturing facilities by 5-7 percent through Six Sigma, focused capital investment and optimized product design.  This proactive lean production philosophy has enabled the company to partially offset the increasing commodity prices affecting components such as tires, steel rails, lubricants and cab panels.  George West, PACCAR vice president, commented, “Kenworth’s Chillicothe factory recently established a new productivity record, which is remarkable considering the lower build rates in today’s challenging market.”  Kenworth is investing nearly $30 million to install a second robotic cab paint facility, which will enhance product quality and increase capacity and productivity.

Environmental Leadership

In April, DAF Trucks delivered the world’s first heavy-duty vehicles featuring Enhanced Environmentally-friendly Vehicle (EEV) diesel engines with emission levels 50 percent lower than the stringent Euro 5 emission standard scheduled for October 2009.  DAF is the first truck manufacturer in Europe to offer ultra-clean EEV engines across its entire product range.

Kenworth CleanPower™ and Peterbilt Comfort Class™ vehicles are setting the environmental standard for the industry.  “These factory-installed no-idle climate control systems provide heating and cooling, plus 110-volt hotel power load solutions without the need to operate the engine, thereby reducing emissions by 12 percent and improving fuel economy by up to 8 percent,” said Tom Plimpton, PACCAR president.

In early September, PACCAR will begin production of innovative medium-duty Kenworth and Peterbilt diesel-electric hybrid vehicles.  The diesel-hybrid technology reduces emissions and targets fuel efficiency improvements of up to 30 percent for urban applications.

PACCAR will expand its presence in the growing market for environmentally friendly, liquefied natural gas (LNG) trucks by beginning production of Kenworth Class 8 LNG vehicles in 2009 under an agreement with Westport Innovations Inc.  “The Kenworth vehicles, coupled with Westport’s HPDI fuel system, offer an industry-leading solution with world-class low emissions of greenhouse gases while delivering outstanding horsepower, torque and efficiency comparable to a diesel engine,” said Bob Christensen, PACCAR vice president and Kenworth general manager.  A typical LNG truck can reduce nitrogen oxides by 33 percent and greenhouse gas emissions by 20 percent compared to a diesel-powered vehicle.

Growth in Asian Markets

PACCAR has sold transportation equipment in Asia for 100 years. The development of highway systems in China and India will increase intra-country commerce, resulting in demand for reliable, high-quality commercial vehicles.  “Following the opening of a new office in Shanghai, China in 2007, PACCAR plans to open an information technology, engineering and purchasing office in Pune, India in 2008,” said Tom Plimpton, president.  “The Pune office will enable PACCAR to increase its participation in this exciting and important market.”

Leyland Trucks Celebrates Ten Years as a PACCAR Company

Leyland Trucks recently celebrated ten years as a strategic member of the PACCAR family of companies.  Leyland manufactures DAF LF, CF and XF vehicles for customers in Europe, Australia, Africa and North America at its world-class 710,000-square-foot facility in Lancashire, England.  Highlights from the past decade include:

•                  Annual production volumes have increased from 9,000 vehicles in 1998 to an estimated 25,000 vehicles in 2008.

•                  Leyland was the first commercial vehicle facility in the world to install a robotic chassis paint operation in 2006.

•                  In early 2008, the Leyland plant successfully completed the implementation of a “zero waste to landfill” policy.

•                  Leyland recently earned “Best Manufacturing Logistics and Resource Efficiency” and “Best Financial Management” industry honors. The awards are sponsored by the U.K.’s Institute of Mechanical Engineers and are based on the assessment of over 600 U.K. based manufacturing companies.

“Leyland Trucks operates one of the most efficient and advanced commercial vehicle factories in the world,” said Jim Sumner, Leyland managing director. “The success of Leyland is a result of the skill and dedication of our employees, dealers and suppliers and has been an important contributing factor in the impressive growth of DAF Trucks.”

Global Truck Markets

“The European economy, especially Central Europe, continues to experience moderate growth,” shared Aad Goudriaan, DAF Trucks president.  “Industry truck sales in Europe above 15 tonnes are expected to set a record of 350,000-360,000 units compared to 340,000 in 2007.  DAF’s range of premium vehicles are the quality and resale value leaders in Europe.  DAF’s long-term goal is to achieve over 20 percent market share,” noted Goudriaan.  DAF is increasing production by five percent in September to meet strong customer demand for its award-winning vehicles.

“The dramatic increase in diesel prices, coupled with declining housing starts and auto production, impacted U.S. and Canadian Class 8 truck sales in the first half,” said Dan Sobic, PACCAR senior vice president.  Industry retail sales for 2008 are expected to be in the range of 150,000-165,000 vehicles.  Kenworth and Peterbilt continue to achieve a strong share of industry orders due to their superior quality, reliability and industry-leading resale value.

Financial Services Companies Achieve Strong Revenues

PACCAR Financial Services (PFS) has a portfolio of 169,000 trucks and trailers, with total assets of $11.1 billion.  PACCAR Leasing, a major full-service truck leasing company in North America with a fleet of over 32,000 vehicles, is included in this segment.  Second quarter pretax income of $58.7 million compares to the $68.9 million earned in the second quarter of 2007.  Second quarter revenues were $330.5 million compared to $286.8 million in the same quarter of 2007.  For the six-month period, pretax income was $126.0 compared to $134.5 in 2007.  First-half revenues increased to $647.9 from $550.8 million for the same period a year ago.  Finance margins improved due to portfolio growth, but profit was reduced due to an increase in the provision for credit losses due to higher repossessions in the U.S. and Canada.  Credit losses increased in the second quarter of 2008 to $23.0 million versus $15.3 million in the first quarter of 2008.

“PACCAR Financial Services profitably supports the sale of PACCAR trucks in 18 countries on three continents with a comprehensive portfolio of finance, lease and insurance products,” said Ron Armstrong, senior vice president.  “Record earning assets, good finance margins, rigorous portfolio management and innovative technologies benefiting our customers are contributing to solid financial results.  PACCAR’s excellent balance sheet, complemented by its AA- credit rating allows the company to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers.”  PACCAR Financial plans to open a business office in Poland later this year to support DAF’s growing market share in that country.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 22, 2008, at 9:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The Webcast will be available on a recorded basis through August 1, 2008.  PACCAR shares are listed on NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR’s new parts distribution center in Budapest, Hungary,

began operations in June 2008.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007

Truck and Other:
Net sales and revenues	$3,782.0	$3,429.4	$7,403.0	$7,149.9
Cost of sales and revenues	3,202.2	2,912.5	6,281.5	6,047.8
Research and development	90.7	58.2	173.6	95.6
Selling, general and administrative	127.5	120.3	253.6	240.4
Interest and other (income) expense, net	(3.1)	.9	(2.0)	(21.5)
Truck and Other Income Before Income Taxes	364.7	337.5	696.3	787.6

Financial Services:
Revenues	330.5	286.8	647.9	550.8
Interest and other	217.4	180.5	421.0	346.7
Selling, general and administrative	30.0	28.4	59.1	52.9
Provision for losses on receivables	24.4	9.0	41.8	16.7
Financial Services Income Before Income Taxes	58.7	68.9	126.0	134.5
Investment income	22.6	23.7	47.3	45.7
Total Income Before Income Taxes	446.0	430.1	869.6	967.8
Income taxes	132.5	131.8	263.8	303.9
Net Income	$313.5	$298.3	$605.8	$663.9

Net Income Per Share:
Basic	$.86	$.80	$1.66	$1.78
Diluted	$.86	$.79	$1.65	$1.77

Weighted Average Shares Outstanding:
Basic	364.5	373.1	365.5	373.0
Diluted	366.5	375.3	367.4	375.2
Dividends declared per share	$.18	$.17	$.36	$.30

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	June 30	December 31
	2008	2007
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,204.1	$2,515.0
Trade and other receivables, net	827.7	570.0
Inventories	892.1	628.3
Property, plant and equipment, net	1,786.6	1,642.6
Equipment on operating leases and other	1,231.9	1,162.0
Financial Services Assets	11,068.1	10,710.3
	$18,010.5	$17,228.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$3,681.3	$3,134.1
Dividend payable		367.1
Long-term debt	23.0	23.6
Financial Services Liabilities	8,889.6	8,690.3
STOCKHOLDERS’ EQUITY	5,416.6	5,013.1
	$18,010.5	$17,228.2
Common Shares Outstanding	363.3	367.1

GEOGRAPHIC REVENUE DATA

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
United States	$1,269.6	$1,384.1	$2,528.8	$3,194.5
Europe	1,950.4	1,483.8	3,770.6	2,875.2
Other	892.5	848.3	1,751.5	1,631.0
	$4,112.5	$3,716.2	$8,050.9	$7,700.7

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions of dollars)

Six Months Ended June 30	2008	2007
OPERATING ACTIVITIES:
Net income	$605.8	$663.9
Depreciation and amortization:
Property, plant and equipment	113.6	92.8
Equipment on operating leases and other	201.8	154.4
Gain on sale of property		(21.7)
Net change in wholesale receivables on new trucks	(63.5)	58.4
Net change in sales-type finance leases and dealer direct loans on new trucks	54.6	37.3
All other operating activities	(158.7)	(2.5)
Net Cash Provided by Operating Activities	753.6	982.6

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(201.0)	(118.7)
Acquisition of equipment for operating leases	(481.5)	(321.1)
Net change in financial services receivables	74.8	(308.2)
Net change in marketable securities	190.3	(244.3)
All other investing activities	81.6	90.2
Net Cash Used in Investing Activities	(335.8)	(902.1)

FINANCING ACTIVITIES:
Cash dividends paid	(498.6)	(608.9)
Purchase of treasury stock	(192.3)	(49.1)
Stock compensation transactions	8.9	29.2
Net change in financial services debt	18.0	87.8
Net Cash Used in Financing Activities	(664.0)	(541.0)
Effect of exchange rate changes on cash	76.1	22.2
Net Decrease in Cash and Cash Equivalents	(170.1)	(438.3)
Cash and cash equivalents at beginning of period	1,858.1	1,852.5
Cash and cash equivalents at end of period	$1,688.0	$1,414.2

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